Exhibit 99.1

KIMBALL INTERNATIONAL ANNOUNCES APPOINTMENT OF NEW INDEPENDENT DIRECTOR;
TIMOTHY JAHNKE TO JOIN BOARD IN FEBRUARY 2014

JASPER, IN (January 03, 2014) - Kimball International, Inc. (NASDAQ: KBALB) today announced the appointment of Timothy Jahnke to the Company’s Board of Directors. Mr. Jahnke was selected following an extensive national search in partnership with Cook Associates, Inc. of Chicago. His appointment will greatly enhance the Board’s strategic skillset as well as partially fill a void left by the untimely passing of former Board member Harry “Hank” Bowman last year. The formal appointment will be made at the next regularly scheduled board meeting on February 18, 2014.

Kimball is committed to the appointment of independent directors in order to expand the diversity of viewpoints, experience and counsel within the Board’s membership.

Mr. Jahnke is President and CEO of Elkay Manufacturing Company of Oak Brook, Illinois, a $750 million private, family-owned company that manufactures and markets products for the housing, remodeling, hospitality and commercial markets. He has over thirty years of experience in management and leadership of operations in various manufacturing companies. Mr. Jahnke formerly served as Group President, Home & Family Product Group for the Newell Rubbermaid Corporation. He also has extensive international experience.

Kimball International Board Chairman Douglas A. Habig welcomed Jahnke, saying, “Tim represents exactly the type of individual we were looking for as we conducted our national search. For us it was extremely important to select not only experienced, active executives, but those we knew would embrace our guiding principles and share our common values as a company.” Said Habig, “Tim already understands many of our markets, and we look forward to his insights and advice.”

About Kimball International:
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company’s success through personal, professional and financial growth.

Kimball International, Inc. (NASDAQ: KBALB) provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries, sold under the Company’s family of brand names.

To learn more about Kimball International, Inc., visit the Company’s website on the Internet at: www.kimball.com

“Kimball International … We Build Success!”